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Exhibit 99

Contact:
Jennifer P. Davis Corporate Communications	direct phone: 803.748.2353 fax: 803.748.8420 email: jennifer.davis@seibels.com

FOR IMMEDIATE RELEASE

THE SEIBELS BRUCE GROUP, INC. ANNOUNCES
2003 SECOND QUARTER PROFIT

Columbia, South Carolina, 15 August 2003—The Seibels Bruce Group, Inc., (OTC Bulletin Board: SBIG) today announced financial results for the quarter that ended June 30, 2003.

For the second quarter of 2003 the Company posted a net profit of $759 thousand, or $0.08 per share (basic and diluted). This is compared with a net profit of $1.0 million, or $0.11 per share (basic and diluted), for last year's second quarter.

"We have worked closely with our regulators over the past few quarters, culminating with the South Carolina Department of Insurance lifting its Order Imposing Administrative Supervision (Order) in May 2003," said Seibels Bruce president, Michael A. Culbertson, CPCU, AIC. "The Company is working to completely restore the insurance writing authorities that existed prior to the August 2002 Order. With the approval of the South Carolina Department of Insurance, we have also introduced new risk-bearing homeowners and nonstandard automobile programs in South Carolina."

The automobile segment, which includes the Company's continuing nonstandard operations in North and South Carolina, as well as several runoff operations, reported a loss of $603 thousand for the quarter. "The expenses and adverse reserve development associated with the automobile segment's runoff programs played a major role in its results of operations," stated Culbertson. "Decreased premium volumes in our North Carolina nonstandard automobile operations, written through Universal Insurance Company, as well as the start-up costs associated with the Company's recently introduced South Carolina nonstandard automobile operations further impacted the profitability of the Company's automobile segment." Culbertson concluded, "Our North Carolina nonstandard automobile program will continue to be the foundation of our automobile segment, but we are also excited about the potential of our new South Carolina program once it becomes established."

The flood segment reported a net profit of $1.8 million for the quarter. "In the fourth quarter of 2002 we sold our flood insurance business and are amortizing the deferred gain from the transaction through the third quarter of 2003. Furthermore, as a result of our flood program's premium growth and retention prior to the sale, the Company recorded a $699 thousand marketing bonus from the National Flood Insurance Program during the quarter," said Culbertson.

The Company's commercial operations reported a net loss of $282 thousand for the quarter. "Our commercial operations were negatively affected by reduced premium volumes resulting from regulatory restrictions imposed on the Company since being placed under administrative supervision. We continue to work closely with regulators to meet the necessary requirements to resume writing new commercial lines business in North Carolina and Tennessee as soon as possible," Culbertson stated.

The Company's adjusting services segment, Insurance Network Services, Inc. (INS), reported a profit of $102 thousand for the quarter. "INS' operations continue to provide a significant contribution to the overall profitability of the Company. During the quarter, we completed our analysis of INS' service lines and discontinued those lines that were unprofitable," said Culbertson.

The all-other segment reported a loss of $249 thousand. "The loss in the all-other segment is a result of loss adjustment expenses associated with running off our discontinued operations, other than discontinued operations associated with our automobile segment," said Culbertson.

Culbertson concluded, "We are pleased to be out from under administrative supervision and happy with the progress we have made in restoring our pre-supervision insurance writing authority. In addition, we believe our recently introduced homeowners and nonstandard automobile products in South Carolina are competitive and provide an opportunity for us to become a stronger company in the future."

The Seibels Bruce Group, Inc., headquartered in Columbia, South Carolina, is a holding company for four property and casualty insurance companies that offer commercial, nonstandard automobile and homeowners insurance. In addition, Seibels Bruce offers claim administration services to insurance companies and other businesses through INS; flood zone determination services through America's Flood Services, Inc.; and managing general agency services through Seibels, Bruce & Company. Additional information about Seibels Bruce can be found online at http://www.seibels.com.

Certain items in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and as such involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Seibels Bruce or its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Seibels Bruce expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Seibels Bruce's expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

(Table follows)

The Seibels Bruce Group, Inc.
RESULTS OF OPERATIONS
(in thousands, unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2003	2002	2003	2002
Revenues:
Automobile	$3,236	$3,063	$6,866	$8,328
Flood	2,461	4,729	4,030	9,097
Commercial	2,497	2,823	4,905	6,058
Adjusting Services	1,667	2,142	3,521	4,158
All Other	339	642	890	982

Total	$10,200	$13,399	$20,212	$28,623

Net income (loss):
Automobile	$(603)	$106	$(247)	$1,188
Flood	1,791	141	2,753	586
Commercial	(282)	275	(67)	936
Adjusting Services	102	277	477	502
All Other	(249)	246	(741)	337

Total	$759	$1,045	$2,175	$3,549

Basic earnings per share:	$0.08	$0.11	$0.25	$0.43
Weighted average shares outstanding	7,827	7,832	7,829	7,832

Diluted earnings per share:	$0.08	$0.11	$0.25	$0.42
Weighted average shares outstanding	7,856	7,924	7,854	8,232

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THE SEIBELS BRUCE GROUP, INC. ANNOUNCES 2003 SECOND QUARTER PROFIT